EXHIBIT 99.1

SGS REPORTS RECORD QUARTERLY SALES OF $94.2 MILLION, AND RECORD QUARTERLY NET INCOME OF $8.6 MILLION FOR Q2 2010

SGS International, Inc., a provider of design-to-print graphic services to the consumer products packaging market, announces that sales in the second quarter of 2010 were $94.2 million, up 17.3%, or $13.9 million, from the $80.3 million reported for the second quarter of 2009. SGS also announces that net income for the second quarter of 2010 was $8.6 million, up $7.3 million, from the $1.3 million reported for the second quarter of 2009. Both the sales and the net income figures are the highest ever achieved by SGS in any quarter of its history.

The $13.9 million increase in revenue was due primarily to organic growth with our larger customers in North America. The increase was also slightly helped by net changes in foreign currency exchange rates. The weakening of the US Dollar versus the Canadian Dollar increased second quarter 2010 sales as compared to second quarter 2009 by $1.9 million, while the strengthening of the US Dollar versus the British Pound and Euro negatively impacted revenue by a combined $0.3 million. US sales increased by $9.1 million for the second quarter of 2010, compared to the same quarter in 2009. After excluding the impact of currency fluctuations, second quarter 2010 sales in Canada and Mexico increased by $2.1 million and $0.7 million, respectively, versus the second quarter of 2009. Gross margin percentage (exclusive of depreciation) in the second quarter of 2010 was 43.2% compared to 36.2% for the second quarter of 2009. The improvement in gross margin was driven by the revenue increase, and by the Company's ongoing cost reduction efforts.

Sales for the first six months of 2010 were $180.5 million, up 12.1%, or $19.5 million, from the $161.0 million reported for the first six months of 2009. The increase in six-month sales was also primarily due to sales increases across the North American customer base. The weakening of the US Dollar versus the Canadian Dollar and the British Pound increased sales for the first six months of 2010 versus the same period in 2009 by $4.1 million and $0.4 million, respectively. Sales in the US increased by $9.9 million for the first six months of 2010 compared to the first six months of 2009. After excluding the impact of foreign currency fluctuations, sales in Canada and Mexico increased by $3.7 million and $1.0 million, respectively, for the first six months of 2010 versus the same period in 2009. Gross margin percentage (exclusive of depreciation) in the first half of the year was 42.2% compared to 36.3% for the first half of 2009. The six month improvement in gross margin was driven by the same factors as the three month results.

Net income for the second quarter of the year increased by $7.3 million; to $8.6 million in 2010 from $1.3 million in 2009. The increase was primarily due to increased revenues and cost control. The net income as a percent of sales for the second quarter of 2010 was 9.2% versus 1.6% for the second quarter of 2009.

Net income for the first six months of 2010 was up $4.5 million, to $14.2 million in 2010 from $9.7 million in 2009. The increase was primarily due to the increased revenues and cost control previously discussed combined with a $2.1 million decrease in interest expense. The year-to-year increase in net income occurred despite a $10.5 million pre-tax gain ($6.4 million after-tax) recorded during the first six months of 2009 on the extinguishment of some outstanding debt instruments. The net income margin for the first six months of 2010 was 7.9% versus 6.0% for the first six months of 2009.

EBITDA (a non-GAAP measure) increased by $10.6 million, to $27.1 million in the second quarter of 2010 from $16.5 million for the same period in 2009. Included in these EBITDA figures are integration and consolidation costs, acquisition expenses and management fees totaling $0.5 million in the second quarter of 2010 and $1.2 million in the second quarter of 2009. EBITDA for the first six months of 2010 increased $16.0 million to $49.1 million, compared to $33.1 million for the same period in 2009. Included in these EBITDA figures are integration and consolidation costs, acquisition expenses and management fees totaling $1.0 million for the first six months of 2010 and $2.5 million for the first six months of 2009. The reconciliation of this non-GAAP measure to the GAAP measure of net income is as follows:

	Quarter Ended 06/30/10 (in millions)	Quarter Ended 06/30/09 (in millions)	Six Months Ended 06/30/10 (in millions)	Six Months Ended 06/30/09 (in millions)
Net income	8.6	1.3	14.2	9.7

Subtract:
Gain on Debt Extinguishment	--	--	--	10.5

Add:
Depreciation and amortization	5.8	5.9	11.7	11.6
Amortization Recorded through Net Sales	0.2	--	0.3	--
Other Expense/(Income)	0.1	1.0	0.6	0.4
Interest expense	6.7	7.4	13.4	15.5
Income tax provision	5.7	0.9	8.9	6.4

EBITDA	$ 27.1	$ 16.5	$ 49.1	$ 33.1

While EBITDA is a non-GAAP measure, management believes its inclusion enhances the users' overall understanding of the Company's current financial performance and future prospects. This non-GAAP financial information should be considered in addition to, and not as a substitute for, or superior to, results prepared in accordance with GAAP.

Hank Baughman, CEO of SGS, said "In an economic environment that continues to be very difficult, Southern Graphic Systems grew market share and delivered record revenue and net income in the first half of 2010. We also reduced our net debt by roughly $12 million versus our 2009 year-end position. During the remainder of 2010, we will continue to concentrate on exceeding our customers' expectations. We will also continue to pursue organic growth, and pay down outstanding debt."

SGS International, Inc. is the parent company of Southern Graphic Systems, Inc., a global leader in the digital imaging and communications industry offering design-to-print graphic services to the international consumer products packaging market.

Conference Call Notification

SGS International, Inc. will hold a teleconference at 10:00 AM EDT on Friday, August 13, 2010. Please dial (1-800-230-1059) in the USA or (1-612-234-9960) internationally to access the call. The conference ID number is 166824.

Please contact Jim Dahmus, CFO of SGS, at 1-502-634-5295 if you have any questions about this release.